Exhibit 4.3

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

AMENDMENT NO. 1

This Amendment No. 1 to the Registration Rights Agreement dated March 6, 2006 (the “Registration Rights Agreement”) by and among TRC Companies, Inc., a Delaware corporation (the “Company”), and Federal Partners, LP; Peter R. Kellogg; Lee I. Kellogg and Charles Kirkland Kellogg (the “Holders”) is made effective as of December 1, 2007.  Terms not otherwise defined herein shall be defined as set forth in the Registration Rights Agreement.

W I T N E S S E T H

WHEREAS, the Company and the Holders are parties to the Registration Rights Agreement where, at Section 1.2 (a) thereof, the Company agreed to have the Registrable Securities registered with the Commission on an effective Shelf Registration Statement not later than December 1, 2007; and

WHEREAS, the Company was unable to register the Registrable Securities by December 1, 2007; and

WHEREAS, the Registration Rights Agreement provides at Section 1.2 (e) that if the Shelf Registration is not effective by December 1, 2007, the Company will pay each Holder as liquidated damages, an amount in cash equal to 0.5% of the purchase price paid for the Shares by each Holder thereof; and

WHEREAS, in return for the provisions of this Amendment No. 1, the Company and the Holders desire to extend the date by which the Shelf Registration Statement should be effective and reach a settlement with respect to the liquidated damages arising as of the date hereof pursuant to Section 1.2(e) of the Registration Rights Agreement (the “Liquidated Damages”);

NOW THEREFORE, in consideration of the premises thereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                       In Section 1.1 of the Registration Rights Agreement, the definition of S-3 Eligibility Date shall be amended to read as follows:

“S-3 Eligibility Date” means the earlier of (i) the first date after the effective date of the Amendment No. 1 on which the Company becomes eligible to file a Registration Statement for a transaction involving a secondary offering on Form S-3, and (ii) December 1, 2008.

2.                                       Section 1.2 (a) of the Registration Rights Agreement is amended to read as follows:

“(a) Registration Requirement.  The Company shall file with the Commission a Shelf Registration Statement meeting the requirements of the Securities Act as soon as reasonably practicable following the S-3 Eligibility Date, and will use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission as soon as reasonably practicable thereafter and in any event not later than 180 days after the S-3 Eligibility Date.  Each Holder agrees to furnish to the Company all information with respect to such Holder necessary to make the information set forth in the Shelf Registration Statement or Prospectus not materially misleading.”

3.                                      The Company shall issue Promissory Notes due July 19, 2009 and bearing interest at 12.5% per annum substantially in the Form of Exhibit A hereto to the Holders in the indicated denominations:

Federal Partners, L.P.	$300,000
Peter R. Kellogg	$105,750
Lee I. Kellogg	$97,125
Charles Kirkland Kellogg	$97,125

4.                                      The Holders release any claim to Liquidated Damages due or accruing prior to the execution of this Amendment No. 1.

5.                                      Except as expressly amended herein, the Registration Agreement remains in full force and effect in accordance with its original terms.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 effective as of the date first set forth above.

TRC COMPANIES, INC.

By:	/s/ Martin H. Dodd
Name:	Martin H. Dodd
Title	Senior Vice President

FEDERAL PARTNERS, LP

By:	/s/ Stephen M. Duff
Name:	Stephen M. Duff
Title:	Treasurer, Ninth Floor Corporation
its General Partner

/s/ Peter R. Kellogg
Peter R. Kellogg

/s/ Lee I. Kellogg
Lee I. Kellogg

/s/ Charles Kirkland Kellogg
Charles Kirkland Kellogg